Filed pursuant to Rule 424(b)(3)

Registration No. 333-104564

Prospectus Supplement No. 4 to Prospectus

Freeport-McMoRan Copper & Gold Inc.

$575,000,000

7% Convertible Senior Notes Due 2011 and the

Common Stock Issuable Upon Conversion of the

7% Convertible Senior Notes Due 2011

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This prospectus supplement relates to the resale by the selling securityholders listed below of 7% Convertible Senior Notes due 2011 of Freeport-McMoRan Copper & Gold Inc., and the shares of class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the notes. You should read this prospectus supplement together with the prospectus dated April 30, 2003, and the prospectus supplements No. 1 dated May 15, 2003, No. 2 dated May 29, 2003, and No. 3 dated June 9, 2003, which are to be delivered with this prospectus supplement.

The table below (1) sets forth additional and updated information with respect to the principal amount of notes owned by each selling securityholder, and the shares of common stock into which such notes are convertible, that may be offered under the prospectus and the prospectus supplements by the selling securityholders, and (2) supplements and, to the extent inconsistent with, amends both the table appearing in the section entitled “Selling Securityholders” beginning on page 33 of the prospectus and the tables set forth in the prospectus supplements.  To the extent a selling securityholder is listed both in the table below and in any of the tables appearing in the prospectus and prospectus supplements, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus and the prospectus supplements.

The number of shares of our class B common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 32.3918 shares of class B common stock per $1,000 principal amount of notes.  This conversion rate is subject to certain adjustments as described under “Description of Notes – Conversion Rights” in the prospectus.  Accordingly, the shares of class B common stock issuable upon conversion of the notes may increase or decrease from time to time.  Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes.  Cash will be paid in lieu of fractional shares, if any.  As of April 30, 2003, we had 145,485,848 shares of our class B common stock outstanding.

The information in the table below is based on information provided by or on behalf of the selling securityholders.  The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or class B common stock since the date on which they provided the information regarding their notes or class B common stock in transactions exempt from the registration requirements of the Securities Act of 1933.  Because the selling securityholders may offer all or some portion of the notes or the class B common stock to be offered by them, we cannot estimate the amount of any sales.

#

Name of Selling Securityholder	Principal Amount of Notes Owned and Offered	Percentage of Notes Outstanding**	Number of Shares of Common Stock That May Be Sold

B.G.I. Global Investors c/o Forest Investment Management L.L.C.	214,000	*	6,931
DBAG London	2,967,000	*	96,106
Delta Air Lines Master Trust – CV (1)	1,060,000	*	34,335
Delta Pilots Disability & Survivorship Trust – CV (2)	520,000	*	16,843
Deutsche Bank Securities Inc.	4,860,000	*	157,424
Forest Fulcrum Fund L.L.P.	545,000	*	17,653
Forest Global Convertible Fund Series A-5	2,560,000	*	82,923
Forest Multi-Strategy Master Fund SPS, on behalf of Series F, Multi-Strategy Segregated Portfolio	273,000	*	8,842
Lyxor Master Fund c/o Forest Investment Management L.L.C.	600,000	*	19,435
R.B.C. Alternative Assets LP c/o Forest Investment Management L.L.C.	164,000	*	5,312
Relay II Holdings c/o Forest Investment Management L.L.C.	107,000	*	3,465
Sphinx Convertible Arbitrage c/o Forest Investment Management L.L.C.	59,000	*	1,911
Zurich Master Hedge Fund c/o Forest Investment Management L.L.C.	264,000	*	8,551

__________

*

Less than 1%

**

Based on total notes in the principal amount of $575,000,000 outstanding.

(1)

This information supercedes the information set forth on page 33 of the prospectus dated April 30, 2003 by Delta Air Lines Master Trust (c/o Oaktree Capital Management, LLC).

(2)

This information supercedes the information set forth on page 33 of the prospectus dated April 30, 2003 by Delta Pilots D & S Trust (c/o Oaktree Capital Management, LLC).

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Investing in the notes involves significant risks that are described in the "Risk Factors" section beginning on page 5 of the prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is June 24, 2003.